EXHIBIT 23.2

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated March 31, 2022, relating to the financial statements of GreenLight Biosciences, Inc. appearing in the Amended Current Report on Form 8-K of GreenLight Biosciences Holdings, PBC, filed on March 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 12, 2022